Exhibit (1)(B)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

SMITH BARNEY HIGH INCOME FUND INC.

1. These Articles of Amendment have been approved by the entire Board of Directors of smith Barney High Income Fund Inc. (the “Corporation”). No stock entitled to be voted on this matter was outstanding or subscribed for at the time of approval.

2. Article II of the Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from “Smith Barney High Income Fund Inc.” to “Smith Barney High Income Opportunity Fund Inc.”

The undersigned constituting the entire Board of Directors of the Corporation do hereby execute the foregoing Articles of Amendment and acknowledges the same to be their act this 2nd day of August, 1993.

ATTEST:	/s/ Stephen J. Treadway
Stephen J. Treadway
Director, Chairman and Chief Executive Officer

/s/ Christina T. Sydor	/s/ Heath B. McLendon
Christina T. Sydor	Heath B. McLendon
Secretary	Director and President

I, Stephen J. Treadway, the Director, Chairman and Chief Executive Officer of SMITH BARNEY HIGH INCOME FUND INC., who executed on behalf of said Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledge, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certify under the penalty or perjury that, to the best of my knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects.

/s/ Stephen J. Treadway
Stephen J. Treadway